Exhibit 99.1

OneWater Marine Inc. Announces Fiscal Third Quarter 2026 Results
Delivered Margin Expansion, Continued Debt Reduction, and Improved Profitability

Fiscal Third Quarter 2026 Highlights
•Revenue decreased 4% to $531 million, primarily driven by impact of the Ocean Bio-Chem ("OBCI") divestiture
•Same-store sales decreased 2%
•Gross profit margin of 24.0% increased 70 bps
•GAAP net income of $12 million, or $0.69 per diluted share; adjusted diluted earnings per share1 was $0.73
•Adjusted EBITDA1 increased 15% to $38 million from $33 million in the prior year quarter
•Adjusted net debt leverage ratio1 improved to 3.7x from 5.8x in the prior year quarter

BUFORD, GA – July 30, 2026 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal third quarter ended June 30, 2026.

“Solid third quarter results reflected the benefits of the actions we have taken over the past year to strengthen the business," said Austin Singleton, Executive Chairman of OneWater. "Despite a measured retail environment, we expanded margins, reduced leverage, and continued to maintain disciplined inventory levels. Importantly, we achieved our balance sheet leverage target for the fiscal year ahead of schedule. With structural improvements to the business and enhanced financial flexibility, we believe we are well positioned to deliver outsized growth as industry conditions improve.”

For the Three Months Ended June 30	2026	2025	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$319,960	$326,134	$(6,174)	(1.9)%
Pre-owned boat	121,058	125,941	(4,883)	(3.9)%
Finance & insurance income	17,293	17,782	(489)	(2.7)%
Service, parts & other	72,400	83,007	(10,607)	(12.8)%
Total revenues	$530,711	$552,864	$(22,153)	(4.0)%

Fiscal Third Quarter 2026 Results

Revenue for fiscal third quarter 2026 was $530.7 million, a decrease of 4.0% compared to $552.9 million in fiscal third quarter 2025. Same-store sales were down 2%. New boat revenue decreased 1.9%, driven by lower unit volumes, partially offset by higher average price per unit. The decline in new boat revenue was primarily attributable to the impact of strategic brand exits completed during the prior year; excluding those brands, new boat sales increased year over year. Pre-owned boat revenue decreased 3.9%, reflecting a challenging comparison against a strong prior year period which saw 18% growth. Finance & insurance income decreased 2.7%, and service, parts & other sales were down 12.8% compared to the prior year quarter, primarily reflecting the impact of the OBCI divestiture. Excluding the impact of the divestiture, underlying service, parts & other sales increased year over year.

Gross profit totaled $127.5 million for fiscal third quarter 2026, down $1.2 million from $128.7 million for fiscal third quarter 2025. Gross profit margin increased 70 basis points to 24.0%, driven by favorable product mix and the execution of strategic priorities to enhance boat gross profit.

Selling, general and administrative expenses for fiscal third quarter 2026 were $87.2 million, or 16.4% of revenue, compared to $92.1 million, or 16.7% of revenue, in fiscal third quarter 2025. Selling, general and administrative expenses declined 5.3%, reflecting the impact of prior cost reduction actions and ongoing expense management. Selling, general and administrative expenses were modestly improved over the prior year period as a percentage of revenue.

Net income for fiscal third quarter 2026 totaled $11.7 million, compared to net income of $10.7 million in fiscal third quarter 2025. The increase in net income was primarily driven by higher income from operations and lower interest expenses. Net earnings per diluted share for fiscal third quarter 2026 was $0.69 compared to $0.65 in fiscal third quarter 2025. Adjusted diluted earnings per share1 for fiscal third quarter 2026 was $0.73, compared to adjusted diluted earnings per share1 of $0.79 in fiscal third quarter 2025.

Fiscal third quarter 2026 Adjusted EBITDA1 totaled $37.8 million compared to $32.8 million for fiscal third quarter 2025.

As of June 30, 2026, the Company’s cash and cash equivalents balance was $68.7 million and total liquidity, including cash and availability under credit facilities, was $73.3 million. Total inventory as of June 30, 2026, decreased to $485.5 million, compared to $517.1 million on June 30, 2025, primarily reflecting disciplined inventory management and the sale of OBCI. Total long-term debt as of June 30, 2026, was $348.1 million, and adjusted long-term net debt1 (net of $68.7 million cash) was 3.7 times trailing twelve-month Adjusted EBITDA1 , compared to 5.8x trailing twelve-month Adjusted EBITDA1 in fiscal third quarter 2025. The Company achieved its fiscal 2026 leverage target of below 4.0x net debt to Adjusted EBITDA ahead of schedule, reflecting continued progress in strengthening the balance sheet and enhancing financial flexibility.

Fiscal Year 2026 Guidance

The Company is updating its previously issued fiscal full year 2026 outlook. For fiscal full-year 2026, OneWater anticipates the industry to be down high-single digits year over year based on recent industry trends. When factoring in the lost revenue from exited brands, the divestiture of OBCI, and industry retail performance, the Company expects dealership same-store sales to be down low to mid-single digits year over year and total revenue to be in the range of $1.75 billion to $1.80 billion. Adjusted EBITDA2 is expected to be in the range of $68 million to $78 million and adjusted diluted earnings per share2 is expected to be in the range of $0.35 to $0.55. The revised outlook reflects year-to-date results, while maintaining a cautiously optimistic view of fourth quarter demand trends amid continued macroeconomic uncertainty.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal third quarter earnings on Thursday, July 30th, at 8:30 am Eastern time. To access the conference call via phone, participants can dial (+1) 833 461 5787 (North America Toll Free) or (+1) 626 884 3620 (International) using access code 323 214 110.

Alternatively, a live webcast of the conference call can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

1.See reconciliation of Non-GAAP financial measures below.

2.See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA and adjusted diluted earnings per share are not available without unreasonable effort.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Revenues:
New boat	$319,960	$326,134	$825,267	$883,631
Pre-owned boat	121,058	125,941	285,840	272,467
Finance & insurance income	17,293	17,782	40,206	42,185
Service, parts & other	72,400	83,007	202,252	213,916
Total revenues	530,711	552,864	1,353,565	1,412,199

Gross profit
New boat	57,134	51,950	143,901	139,109
Pre-owned boat	24,499	22,535	56,818	49,602
Finance & insurance	17,293	17,782	40,206	42,185
Service, parts & other	28,555	36,396	81,479	92,232
Total gross profit	127,481	128,663	322,404	323,128

Selling, general and administrative expenses	87,243	92,138	254,254	258,989
Depreciation and amortization	4,075	5,593	12,659	16,426
Transaction costs	210	175	2,846	1,111
Change in fair value of contingent consideration	—	144	203	452
Restructuring and impairment	304	234	14,330	1,473
Income from operations	35,649	30,379	38,112	44,677

Other expense (income):
Interest expense – floor plan	6,763	7,340	20,530	21,870
Interest expense – other	7,070	9,041	23,051	27,129
Other (income) expense, net	(150)	(224)	1,031	853
Total other expense, net	13,683	16,157	44,612	49,852
Net income (loss) before income tax expense (benefit)	21,966	14,222	(6,500)	(5,175)
Income tax expense (benefit)	10,293	3,507	2,439	(1,903)
Net income (loss)	11,673	10,715	(8,939)	(3,272)
Net loss attributable to non-controlling interests	—	—	—	1,648
Net income (loss) attributable to OneWater Marine Inc.	$11,673	$10,715	$(8,939)	$(1,624)

Net earnings (loss) per share of Class A common stock – basic	$0.70	$0.66	$(0.54)	$(0.10)
Net earnings (loss) per share of Class A common stock – diluted	$0.69	$0.65	$(0.54)	$(0.10)

Basic weighted-average shares of Class A common stock outstanding	16,618	16,313	16,588	15,700
Diluted weighted-average shares of Class A common stock outstanding	16,954	16,444	16,588	15,700

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2026	June 30, 2025
ASSETS
Cash	$68,705	$70,146
Restricted cash	10,187	11,760
Accounts receivable, net	64,492	79,472
Inventories	485,527	517,093
Prepaid expenses and other current assets	46,192	61,491
Total current assets	675,103	739,962
Property and equipment, net	58,214	92,005
Operating lease right-of-use assets	115,592	131,625
Financing lease right-of-use assets	988	—
Other long-term assets	3,577	2,352
Deferred tax assets, net	69,651	37,998
Intangible assets, net	121,932	199,885
Goodwill	258,954	336,602
Total assets	$1,304,011	$1,540,429

LIABILITIES
Accounts payable	$37,061	$32,452
Other payables and accrued expenses	35,900	44,170
Customer deposits	32,559	33,916
Notes payable – floor plan	404,659	435,777
Current portion of operating lease liabilities	16,757	16,468
Current portion of financing lease liabilities	101	—
Current portion of long-term debt, net	23,920	37,970
Current portion of tax receivable agreement liability	2,637	2,578
Total current liabilities	553,594	603,331
Other long-term liabilities	1,050	5,669
Tax receivable agreement liability	34,858	38,245
Long-term operating lease liabilities	103,381	118,458
Long-term financing lease liabilities	851	—
Long-term debt, net	324,226	381,497
Total liabilities	1,017,960	1,147,200

STOCKHOLDERS’ EQUITY
Total stockholders’ equity attributable to OneWater Marine Inc.	286,051	393,229
Equity attributable to non-controlling interests	—	—
Total stockholders’ equity	286,051	393,229
Total liabilities and stockholders’ equity	$1,304,011	$1,540,429

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to OneWater Marine Inc.	$11,673	$10,715	$(8,939)	$(1,624)
Transaction costs	210	175	2,846	1,111
Intangible amortization	570	2,167	1,676	6,437
Change in fair value of contingent consideration	—	144	203	452
Restructuring and impairment	304	727	14,330	3,013
Other (income) expense, net	(150)	(224)	1,031	853
Net loss attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	—	—	—	(568)
Adjustments to income tax expense (benefit) (2)	(234)	(687)	(5,022)	(2,599)
Adjusted net income attributable to OneWater Marine Inc.	12,373	13,017	6,125	7,075

Net earnings (loss) per share of Class A common stock - diluted	$0.69	$0.65	$(0.54)	$(0.10)
Transaction costs	0.01	0.01	0.17	0.07
Intangible amortization	0.03	0.13	0.10	0.41
Change in fair value of contingent consideration	—	0.01	0.01	0.03
Restructuring and impairment	0.02	0.04	0.85	0.19
Other (income) expense, net	(0.01)	(0.01)	0.06	0.05
Net loss attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	—	—	—	(0.04)
Adjustments to income tax expense (benefit) (2)	(0.01)	(0.04)	(0.30)	(0.17)
Adjustment for dilutive shares (3)	—	—	0.01	0.01
Adjusted earnings per share of Class A common stock - diluted	$0.73	$0.79	$0.36	$0.45

(1) Represents an allocation of the impact of reconciling items to our non-controlling interest.
(2) Represents an adjustment of all reconciling items at an estimated statutory tax rate, which may vary from the Company's effective tax rate.
(3) Represents an adjustment for shares that are anti-dilutive for GAAP earnings per share but are dilutive for adjusted earnings per share.

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except ratios)
(Unaudited)

	Three Months Ended June 30,		Trailing twelve months ended June 30,
	2026	2025	2026
Net income (loss)	$11,673	$10,715	$(121,897)
Interest expense – other	7,070	9,041	32,105
Income tax expense (benefit)	10,293	3,507	(30,959)
Depreciation and amortization	4,352	6,301	19,726
Stock-based compensation	4,006	2,459	12,729
Change in fair value of contingent consideration	—	144	(2,382)
Transaction costs	210	175	3,282
Restructuring and impairment	304	727	160,995
Other (income) expense, net	(150)	(224)	1,607
Adjusted EBITDA	$37,758	$32,845	$75,206

Long-term debt (including current portion)			$348,146
Less: cash			(68,705)
Adjusted long-term net debt			$279,441

Adjusted net debt leverage ratio			3.7	x

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 91 retail locations, 6 distribution centers / warehouses and multiple online marketplaces in 18 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Cautionary Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our fiscal year 2026 outlook, the sale of certain of our assets and the use of proceeds therefrom, our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management’s current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: changes in demand for our products and services, the seasonality and volatility of the boat industry, effects of industry wide supply chain challenges including a heightened inflationary environment and our ability to maintain adequate inventory, fluctuation in interest rates, adverse weather events, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of a global health concern on the Company’s business, geopolitical risks, including the Iran conflict and the imposition of or changes in tariffs, duties, or other taxes affecting international trade, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater's website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss) Attributable to OneWater Marine Inc., Adjusted Diluted Earnings (Loss) Per Share and Adjusted Long-Term Net Debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non-GAAP forward-looking measures, including Adjusted EBITDA and adjusted diluted earnings (loss) per share guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to change in fair value of contingent consideration and transaction costs. Change in fair value of contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA and adjusted diluted earnings per share are not available without unreasonable effort.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax (benefit) expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, restructuring and impairment, stock-based compensation and transaction costs. See reconciliation above.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, income tax (benefit) expense, restructuring and impairment, stock-based compensation and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share

We define Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. as Net (Loss) Income Attributable to OneWater Marine Inc. before transaction costs, intangible amortization, change in fair value of contingent consideration, restructuring and impairment and other expense (income), all of which are then adjusted for an allocation to the non-controlling interest of OneWater Marine Holdings, LLC. Each of these adjustments are subsequently adjusted for income tax at an estimated effective tax rate. Management also reports Adjusted Diluted (Loss) Earnings Per Share which presents all of the adjustments to Net (Loss) Income Attributable to OneWater Marine Inc. noted above on a per share basis. See reconciliation above.

Our board of directors, management team and lenders use Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of unusual or one time charges and other items (such as the change in fair value of contingent consideration, intangible amortization, restructuring and impairment, transaction costs and other expense (income)) that impact the comparability of financial results from period to period. We present these metrics because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Long-Term Net Debt

We define Adjusted Long-Term Net Debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.

Same-Store Sales

We define same-store sales as sales from our Dealership segment, excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed or sold stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our Dealership segment revenue. We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Investor or Media Contact:
Jack Ezzell
Chief Operating Officer and Chief Financial Officer
IR@OneWaterMarine.com